www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER RESULTS
~ First Quarter Earnings per Share Increased 12.7% to $0.62 vs. $0.55 ~
~ Sales Increased 6.4% to $1.09 Billion ~

Brentwood, Tennessee, April 24, 2013 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its first fiscal quarter ended March 30, 2013.

First Quarter Results
Net sales increased 6.4% to $1.09 billion from $1.02 billion in the prior year’s first quarter. Same-store sales increased 0.5% compared to a very strong 11.5% increase in the prior-year period. The same-store sales increase was driven primarily by continued strong results in key consumable, usable and edible (C.U.E.) products, principally animal- and pet-related merchandise. The Company experienced strong sales of winter seasonal merchandise due to the extended cold weather during the quarter. These increases were principally offset by lower sales of spring seasonal merchandise as compared to the prior year’s first quarter. As stated in the prior year, the Company estimated a sales benefit of approximately $38 million in the first quarter of 2012 due to the early spring weather.

Gross margin dollars increased to $352.1 million from $332.8 million in the prior year’s first quarter. As a percent of sales, gross margin decreased slightly to 32.4% from 32.6% in the prior year. The decrease in gross margin as a percent of sales resulted primarily from the continued mix shift to lower-margin C.U.E. products, as well as increased transportation costs. These decreases were partially offset by the favorable impact from key margin-driving initiatives.

Selling, general and administrative expenses, including depreciation and amortization, improved to 26.1% of sales compared to 26.3% of sales in the prior year’s first quarter. The improvement as a percent of sales was attributable to lower year-over-year incentive compensation expense.

Net income for the quarter was $44.0 million, or $0.62 per diluted share, compared to net income of $40.3 million, or $0.55 per diluted share, in the first quarter of the prior year.

The Company opened 22 new stores in the first quarter of 2013 compared to 33 new store openings in the prior year’s first quarter.

Greg Sandfort, President and Chief Executive Officer, stated, “We are delighted with our ability to again deliver double-digit EPS growth on top of very strong growth during the prior year’s first quarter. While weather was not as favorable as a year ago, we planned accordingly and are pleased to have generated a same-store sales increase compared to last year’s very strong 11.5% increase. Our C.U.E. categories again posted solid increases in both sales and units, and contributed to our 20th consecutive quarter of year-over-year transaction count increases.”

Company Outlook
The Company confirmed its fiscal 2013 expectations for net sales to range between $5.07 billion and $5.17 billion, with same-store sales expected to increase 3% to 5%. The Company projects fiscal 2013 full year net income to range from $4.32 to $4.40 per diluted share. This projection includes estimated costs of $0.06 to $0.07 per diluted share associated with the relocation of its Southeast distribution center and its corporate data center. For the full year, the Company expects capital expenditures to range between $240 million and $250 million including spending to support 100 to 105 new store openings and construction of the Company’s Southeast distribution center expected to open in 2013 and new Store Support Center expected to open in 2014.

Mr. Sandfort concluded, “We believe we have the right product and plans in place to capitalize on the spring selling season. The structural changes we have embedded into our daily operations continue to drive sustainable improvements for our business. As we look to the balance of 2013, we remain optimistic regarding the opportunities ahead of us.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through May 8, 2013.

About Tractor Supply Company
At March 30, 2013, Tractor Supply Company operated 1,197 stores in 45 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations, capital expenditures and new store openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of privacy, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 30, 2013		March 31, 2012

		% of		% of
		Sales		Sales
Net sales	$1,085,838	100.0%	$1,020,417	100.0%
Cost of merchandise sold	733,747	67.6	687,617	67.4
Gross margin	352,091	32.4	332,800	32.6

Selling, general and administrative expenses	261,469	24.0	246,668	24.2
Depreciation and amortization	22,699	2.1	21,739	2.1

Operating income	67,923	6.3	64,393	6.3
Interest expense, net	179	—	583	—

Income before income taxes	67,744	6.3	63,810	6.3
Income tax expense	23,738	2.2	23,482	2.3
Net income	$44,006	4.1%	$40,328	4.0%

Net income per share:
Basic	$0.63		$0.56
Diluted	$0.62		$0.55

Weighted average shares outstanding:
Basic	69,448		71,594
Diluted	70,805		73,494

Dividends declared per common share outstanding	$0.20		$0.12

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 30, 2013	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$57,022	$126,695
Restricted cash	8,400	21,870
Inventories	1,142,900	1,031,780
Prepaid expenses and other current assets	51,855	50,337
Deferred income taxes	7,214	1,431
Total current assets	1,267,391	1,232,113

Property and equipment:
Land	64,141	39,006
Buildings and improvements	522,280	472,750
Furniture, fixtures and equipment	356,730	319,816
Computer software and hardware	119,276	112,643
Construction in progress	61,801	20,525
	1,124,228	964,740
Accumulated depreciation and amortization	(540,934)	(476,070)
Property and equipment, net	583,294	488,670

Goodwill	10,258	10,258
Deferred income taxes	3,696	—
Other assets	16,689	12,610

Total assets	$1,881,328	$1,743,651

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$476,043	$423,913
Accrued employee compensation	9,107	13,211
Other accrued expenses	135,192	121,861
Current portion of capital lease obligations	39	35
Income taxes payable	3,749	6,526
Total current liabilities	624,130	565,546

Revolving credit loan	105,000	—
Capital lease obligations, less current maturities	1,233	1,272
Deferred income taxes	—	10,497
Deferred rent	76,205	76,776
Other long-term liabilities	44,534	34,405
Total liabilities	851,102	688,496

Stockholders’ equity:
Common stock	658	649
Additional paid-in capital	386,793	317,717
Treasury stock	(759,035)	(441,516)
Retained earnings	1,401,810	1,178,305
Total stockholders’ equity	1,030,226	1,055,155

Total liabilities and stockholders’ equity	$1,881,328	$1,743,651

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FIRST QUARTER ENDED
	March 30, 2013	March 31, 2012
Cash flows from operating activities:
Net income	$44,006	$40,328
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	22,699	21,739
(Gain) loss on disposition of property and equipment	(156)	87
Stock compensation expense	3,397	4,559
Excess tax benefit of stock options exercised	(11,993)	(9,934)
Deferred income taxes	10,711	4,106
Change in assets and liabilities:
Inventories	(234,784)	(200,961)
Prepaid expenses and other current assets	(47)	1,391
Accounts payable	155,651	157,504
Accrued employee compensation	(39,293)	(35,050)
Other accrued expenses	(14,296)	(9,933)
Income taxes payable	(27,617)	4,586
Other	(3,577)	1,280
Net cash used in operating activities	(95,299)	(20,298)
Cash flows from investing activities:
Capital expenditures	(49,335)	(31,829)
Proceeds from sale of property and equipment	185	—
Net cash used in investing activities	(49,150)	(31,829)
Cash flows from financing activities:
Borrowings under revolving credit agreement	125,000	—
Repayments under revolving credit agreement	(20,000)	—
Excess tax benefit of stock options exercised	11,993	9,934
Principal payments under capital lease obligations	(8)	(10)
Repurchase of shares to satisfy tax obligations	(3,942)	(6,581)
Repurchase of common stock	(49,863)	(4,143)
Net proceeds from issuance of common stock	13,590	11,274
Cash dividends paid to stockholders	(13,929)	(8,617)
Net cash provided by financing activities	62,841	1,857
Net decrease in cash and cash equivalents	(81,608)	(50,270)
Cash and cash equivalents at beginning of period	138,630	176,965
Cash and cash equivalents at end of period	$57,022	$126,695

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$148	$28
Income taxes	41,650	14,412

Non-cash accruals for construction in progress	(6,618)	2,254

Selected Financial and Operating Information
(Unaudited)

	FIRST QUARTER ENDED
	March 30, 2013	March 31, 2012
Sales Information:
Same-store sales increase	0.5%	11.5%
New store sales (% of total sales)	5.7%	5.8%
Average transaction value	$42.39	$43.03

Same-store average transaction value (decrease) increase	(1.7)%	7.1%
Same-store average transaction count increase	2.2%	4.0%
Total selling square footage (000’s)	19,205	17,986

Store Count Information:
Beginning of period	1,176	1,085
New stores opened	22	33
Stores closed	(1)	(1)
End of period	1,197	1,117

Pre-opening costs (000’s)	$1,523	$2,064

Balance Sheet Information:
Average inventory per store (000’s) (a)	$887.0	$866.6
Inventory turns (annualized)	3.00	3.06
Share repurchase program:
Cost (000’s)	$49,863	$4,143
Average purchase price per share	$95.43	$75.73

Capital Expenditures (millions):
Distribution center capacity and improvements	$19.4	$0.8
New and relocated stores and stores not yet opened	12.3	18.2
Information technology	11.0	6.5
Purchase of previously leased stores	3.3	3.2
Existing stores	2.3	3.0
Corporate and other	1.0	0.1
Total	$49.3	$31.8

(a) Assumes average inventory cost, excluding inventory in transit.